January 2017

Pricing Sheet dated January 31, 2017 relating to

Preliminary Pricing Supplement No. 1,271 dated January 12, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Contingent Income Securities due February 3, 2027
All Payments on the Securities Subject to the Coupon Barrier and Downside Threshold Features Linked to the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – JANUARY 31, 2017
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$2,953,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	January 31, 2017
Original issue date:	February 3, 2017 (3 business days after the pricing date)
Maturity date:	February 3, 2027
Contingent quarterly coupon:

•   If, on any determination date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon at an annual rate of 7.00% (corresponding to approximately $17.50 per quarter per security) on the related contingent coupon payment date.

•   If, on any determination date, the index closing value on such date is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that determination date.

Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final determination date
	• If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value.
Coupon barrier level:	1,709.153, which is equal to approximately 75% of the initial index value
Downside threshold level:	1,367.322, which is equal to 60% of the initial index value
Initial index value:	2,278.87, which is the index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final determination date
Determination dates:	Quarterly. See “Determination Dates and Contingent Coupon Payment Dates” below. The determination dates are subject to postponement due to non-index business days or certain market disruption events. See “Additional Information About the Securities—Additional Provisions—Postponement of determination dates” in the accompanying preliminary pricing supplement.
Contingent coupon payment dates:	Quarterly. See “Determination Dates and Contingent Coupon Payment Dates” and “Additional Information about the Securities—Additional Provisions—Postponement of contingent coupon payment dates and maturity date” in the accompanying preliminary pricing supplement.
CUSIP / ISIN:	61768CDZ7 / US61768CDZ77
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$925.60 per security.. See “Investment Summary” in the accompanying preliminary pricing supplement
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$30 (1)
		$5 (2)	$965
Total	$2,953,000	$103,355	$2,849,645

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3) See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Pricing Supplement No. 1271 dated January 12, 2017

Prospectus Supplement dated February 16, 2016	Index Supplement dated February 29, 2016	Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Determination Dates and Contingent Coupon Payment Dates

Determination Dates	Contingent Coupon Payment Dates
4/28/2017	5/3/2017
7/31/2017	8/3/2017
10/31/2017	11/3/2017
1/31/2018	2/5/2018
4/30/2018	5/3/2018
7/31/2018	8/3/2018
10/31/2018	11/5/2018
1/31/2019	2/5/2019
4/30/2019	5/3/2019
7/31/2019	8/5/2019
10/31/2019	11/5/2019
1/31/2020	2/5/2020
4/30/2020	5/5/2020
7/31/2020	8/5/2020
10/30/2020	11/4/2020
1/29/2021	2/3/2021
4/30/2021	5/5/2021
7/30/2021	8/4/2021
10/29/2021	11/3/2021
1/31/2022	2/3/2022
4/29/2022	5/4/2022
7/29/2022	8/3/2022
10/31/2022	11/3/2022
1/31/2023	2/3/2023
4/28/2023	5/3/2023
7/31/2023	8/3/2023
10/31/2023	11/3/2023
1/31/2024	2/5/2024
4/30/2024	5/3/2024
7/31/2024	8/5/2024
10/31/2024	11/5/2024
1/31/2025	2/5/2025
4/30/2025	5/5/2025
7/31/2025	8/5/2025
10/31/2025	11/5/2025
1/30/2026	2/4/2026
4/30/2026	5/5/2026
7/31/2026	8/5/2026
10/30/2026	11/4/2026
1/29/2027 (final determination date)	2/3/2027 (maturity date)